Capital Bancorp Reports Record Quarter and Year to Date Earnings

•	Record earnings of $8.4 million, or $0.61 per diluted share for the third quarter of 2020 and $16.1 million, or $1.17 per diluted share for the nine months ended September 30, 2020

•
Third quarter earnings supported by all three business lines which provide resilience, diversification and risk mitigation in a range of economic conditions while returning 1.89% on assets, 23.28% on equity and providing pre-tax pre-provision net revenue of $15.1 million

•	Proactive credit management decreased loans in deferral status to 2.0% of loans outstanding as of September 30, 2020 which is a reduction of 79% from June 30, 2020

•
Increased provisions of $3.5 million to respond to economic conditions, increasing the ratio of the allowance for loan losses ("ALLL") to total loans to 1.49%, or 1.77% excluding Small Business Administration Payroll Protection Program ("SBA-PPP") loans

•
OpenSky® Credit Card account growth of 32% drove a $44.9 million increase in noninterest bearing secured credit card deposits, while cardholder behavior that showed signs of returning to pre-COVID patterns resulted in record credit card revenue of $5.8 million for the third quarter

•	Record mortgage loan originations of $431.1 million and mortgage banking revenue of $14.4 million during the quarter
Rockville, Maryland, October 26, 2020 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $8.4 million, or $0.61 per diluted share, for the third quarter of 2020. By comparison, net income was $4.5 million, or $0.32 per diluted share, for the third quarter of 2019. Return on average assets was 1.89% for the third quarter of 2020, compared to 1.42% for the same period in 2019. Similarly, return on average equity was 23.3% for the third quarter of 2020, compared to 14.0% for the same period in 2019. Included in net income, in the current quarter, was a provision for loan losses of $3.5 million, compared to $1.1 million for the same period in 2019, attributable to the uncertain economic environment related to COVID-19.

"Our diversified business model has demonstrated resiliency in a difficult economic environment and continues to perform well as shown by our record earnings in the third quarter," said Ed Barry, CEO of Capital Bancorp.  "We look to maintain momentum by focusing on expense control, increasing core deposits and expanding relationships with PPP borrowers in the quarters to come.  Our consumer strategy is scaling more quickly than expected as we saw another quarter of robust growth in OpenSky® accounts, secured deposits, and related revenues as customer behavior began to normalize. Asset quality remains strong, with loans in deferral status decreasing 79% percent over the quarter to 2 percent of loans outstanding.  Given the remaining uncertain economic outlook due to COVID-19, we recorded a provision of $3.5 million for the quarter bringing the total to $9.2 million for the year."

Third Quarter 2020 Highlights

•
Diversified Businesses Drive Record Net Income - In the third quarter of 2020, net income increased 88.2 percent to a record $8.4 million from $4.5 million in the third quarter of 2019. Our continued strong operating results demonstrate the advantages of the Bank's uncorrelated diversified business lines that are complimentary across economic cycles.

•
Net Interest Margin Improvement - Net interest margin ("NIM") increased by 29 basis points to 5.01% from the last quarter but decreased 82 basis points from 5.83% for the three months ended September 30, 2019. The year over year decline in NIM was driven by an overall decline in the interest rate environment, lower earning SBA-PPP loans and excess liquidity. Excluding credit card and SBA-PPP loans, third quarter 2020 NIM was 3.84%, down 12 basis points from the prior quarter and 53 basis points from 4.37% in the same period last year.

•
Growth in Core Deposits and Reduced Cost of Interest Bearing Liabilities - Noninterest bearing deposits increased by $32.2 million, or 5.7 percent, during the quarter ended September 30, 2020 and now represent 35.9% of total deposits. The growth in credit card-related deposits was partially offset by anticipated declines in SBA-PPP-related deposit balances. Overall, during the quarter, the cost of interest bearing liabilities was reduced from 1.38% at June 30, 2020 to 1.18% at September 30, 2020 as rates decreased in line with the market. The Bank continues to execute on its ongoing strategic initiative to improve the deposit portfolio mix by decreasing reliance on wholesale, internet and other non-core time deposits.

•
Cost Management Initiatives Improving Operating Leverage - Focused investments in technology, combined with process improvements and workforce rationalizations, continue to increase the Bank's operating leverage. Higher mortgage originations and credit card volumes increased noninterest expenses by $9.9 million, or 54.3 percent from the same quarter last year. These higher levels of activity drove a $13.9 million, or 192.9 percent increase in related noninterest income.

•
Balance Sheet Supported By Robust Capital Ratios, Elevated Reserves, and Excess Liquidity - As of September 30, 2020, the Company reported a common equity tier 1 capital ratio of 12.75% and ALLL to total loans of 1.49%, or 1.77% excluding SBA-PPP loans. The Bank is well-capitalized and has taken measures to navigate COVID-19 related disruptions by taking additional loan loss provisions and maintaining higher than normal levels of liquidity on the balance sheet.

•
Proactive Management Leads to Early Recognition of Problem Assets - Non-performing assets increased to $14.8 million at September 30, 2020 compared to $9.2 million at June 30, 2020. The increase was largely attributable to two past-due construction loans related to a single relationship and totaling $4.7 million. Both loans are well secured and we do not anticipate any losses with these credits. Non-performing assets as a percentage of total assets increased to 0.79%, 0.90% excluding SBA-PPP loans, at September 30, 2020 compared to 0.50% at June 30, 2020.

•
Continued Portfolio Loan Growth - For the quarter ended September 30, 2020, portfolio loans increased by $33.1 million, or 2.7 percent, to $1.24 billion compared to $1.21 billion at June 30, 2020. Commercial real estate loans increased by $8.9 million, or 2.4 percent, construction real estate loans increased by $14.7 million, or 6.9 percent and secured credit cards balances increased by $30.2 million, or 55.2 percent, while residential real estate decreased by $14.7 million, or 3.4 percent, and commercial and industrial loans decreased by $7.8 million, or 5.5 percent.

•	COVID-19 Related Deferrals - Outstanding loans deferred due to COVID-19 decreased by 79% from June 30, 2020 to September 30, 2020 as shown in the table below.

Loan Modifications (1)
(dollars in thousands)
	September 30, 2020			June 30, 2020
		Deferred Loans			Deferred Loans
Sector	Total Loans Outstanding	Balance	# of Loans Deferred	Total Loans Outstanding	Balance	# of Loans Deferred
Accommodation & Food Services	$86.4	$11.2	14	$83.9	$42.6	36
Real Estate and Rental Leasing	503.1	9.3	16	527.9	45.6	67
Other Services Including Private Households	273.9	5.6	11	193.8	17.3	36
Educational Services	20.5	—	—	20.4	9.8	6
Construction	246.0	0.3	1	220.4	4.2	6
Professional, Scientific, and Technical Services	87.3	1.1	2	88.4	5.0	11
Arts, Entertainment & Recreation	30.4	1.4	2	14.9	5.0	9
Retail Trade	24.5	—	—	25.5	3.0	8
Healthcare & Social Assistance	78.0	0.9	1	77.2	4.7	11
Wholesale Trade	2.6	—	—	13.0	0.9	1
All other (1)	125.3	0.5	2	175.7	5.9	13
Total	$1,478.0	$30.3	49	$1,441.1	$144.0	204
_______________
(1)Excludes modifications and deferrals made for OpenSky secured card customers.

•
Record Mortgage Originations and Revenues - In the third quarter of 2020, the Capital Bank Home Loans originated a record $431.1 million of mortgage loans for sale, compared to $197.8 million in the third quarter of 2019. Capital Bank Home Loans achieved record revenue of $14.4 million for the third quarter of 2020 compared to $4.9 million for the same period in 2019. Efforts to optimize product pricing and mix elevated the average gain on sale to 3.13%.

•
Continued Strong Growth in OpenSky® Credit Card Accounts - During the quarter, OpenSky® originated 148 thousand new credit cards, increasing the number of open credit card accounts to 529 thousand at September 30, 2020. Quarterly growth resulted in a $44.9 million increase in noninterest bearing secured credit card deposits which totaled $176.7 million at quarter end. Card balances, which typically lag new card production, increased in the third quarter of 2020 to $85.0 million from $54.7 million. Credit card fees were a record $5.8 million as consumer behavior shows signs of returning to pre-COVID patterns, resulting in a 98.2% increase in credit card revenue.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited

	Quarter Ended			Nine Months Ended
	September 30,			September 30,
(dollars in thousands except per share data)	2020	2019	% Change	2020	2019	% Change
Earnings Summary
Interest income	$25,189	$22,354	12.7%	$68,933	$60,961	13.1%
Interest expense	3,150	4,170	(24.5)%	10,583	11,502	(8.0)%
Net interest income	22,039	18,184	21.2%	58,350	49,459	18.0%
Provision for loan losses	3,500	1,071	226.8%	9,209	1,869	392.7%
Noninterest income	21,146	7,221	192.8%	41,626	17,240	141.5%
Noninterest expense	28,119	18,228	54.3%	68,665	48,768	40.8%
Income before income taxes	11,566	6,106	89.4%	22,102	16,062	37.6%
Income tax expense	3,128	1,625	92.5%	5,968	4,239	40.8%
Net income	$8,438	$4,481	88.3%	$16,134	$11,823	36.5%

Weighted average common shares - Basic	13,795	13,728	0.5%	13,795	13,714	0.6%
Weighted average common shares - Diluted	13,832	13,986	(1.1)%	13,832	13,922	(0.6)%
Earnings per share - Basic	$0.61	$0.33	87.4%	$1.17	$0.86	36.0%
Earnings per share - Diluted	$0.61	$0.32	90.4%	$1.17	$0.85	37.6%
Return on average assets (1)	1.89%	1.42%	33.1%	1.35%	1.35%	—%
Return on average assets, excluding impact of SBA PPP loans(1) (2)	1.80%	1.42%	26.8%	1.25%	1.35%	(7.4)%
Return on average equity	23.28%	14.04%	65.8%	15.35%	12.93%	18.7%

	Quarter Ended		3Q20 vs. 3Q19	Quarter Ended
	September 30,			June 30,	March 31,	December 31,
(in thousands except per share data)	2020	2019	% Change	2020	2020	2019
Balance Sheet Highlights
Assets	$1,879,029	$1,311,406	43.3%	$1,822,365	$1,507,847	$1,428,495
Investment securities available for sale	53,992	37,073	45.6%	56,796	59,524	60,828
Mortgage loans held for sale	137,717	68,982	99.6%	116,969	73,955	71,030
SBA-PPP loans, net of fees (3)	233,349	—	100.0%	229,646	—	—
Portfolio loans receivable (3)	1,244,613	1,140,310	9.1%	1,211,477	1,187,798	1,171,121
Allowance for loan losses	22,016	12,808	71.9%	18,680	15,513	13,301
Deposits	1,662,211	1,112,444	49.4%	1,608,726	1,302,913	1,225,421
Borrowings and repurchase agreements	22,222	35,556	(37.5)%	25,556	28,889	32,222
Other borrowed funds	17,516	15,416	13.6%	17,392	15,430	15,423
Total stockholders' equity	149,377	127,829	16.9%	142,108	136,080	133,331
Tangible common equity(2)	149,377	127,829	16.9%	142,108	136,080	133,331

Common shares outstanding	13,682	13,783	(0.7)%	13,818	13,817	13,895
Tangible book value per share	$10.92	$9.27	17.7%	$10.28	$9.85	$9.60
______________
(1) Annualized.
(2) Refer to Appendix for reconciliation of non-GAAP measures.
(3) Loans are reflected net of deferred fees and costs.

Operating Results - Three Months Ended September 30, 2020 compared to Three Months Ended September 30, 2019
For the three months ended September 30, 2020, net interest income increased $3.9 million, or 21.2 percent, to $22.0 million from the same period in 2019, primarily due to a $512.3 million, or 41.4 percent, increase in average interest-earning assets. The net interest margin decreased 82 basis points to 5.01% for the three months ended September 30, 2020 from the same period in 2019 due to lower yields on loans which was partially offset by a decrease in interest expense due to a reduction in interest rates. Net interest margin, excluding credit card and SBA PPP loans, was 3.84% for the third quarter of 2020 compared to 4.37% for the same period in 2019. For the three months ended September 30, 2020, average interest earning assets increased $512.3 million, or 41.4 percent, to $1.7 billion as compared to the same period in 2019, and the average yield on interest earning assets decreased 144 basis points. Period over period, average interest-bearing liabilities increased $228.7 million, or 27.3 percent, while the average cost decreased 80 basis points to 1.18% from 1.98%.
The provision for loan losses of $3.5 million for the three months ended September 30, 2020 reflects the prevailing uncertainty in the economy as a result of COVID-19. Net charge-offs for the third quarter of 2020 were $163 thousand, or 0.06% of average loans on an annualized basis, compared to $111 thousand, or 0.04% of average loans on an annualized basis, for the third quarter of 2019.
For the quarter ended September 30, 2020, noninterest income was $21.1 million, an increase of $13.9 million, or 192.9 percent from $7.2 million in the prior year quarter. The increase was primarily driven by significant growth in mortgage banking revenues of $9.5 million and credit card fees of $3.7 million resulting from the higher level of credit card accounts.
For the three months ended September 30, 2020, the Bank originated 148 thousand new OpenSky® secured credit card accounts, increasing the total number of open accounts to 529 thousand. This compares to 31 thousand new originations for the same period last year, which increased total open accounts to 222 thousand. Since September 30, 2019, credit card loan balances increased to $85.0 million from $44.1 million, while the related deposit account balances increased 127 percent to $176.7 million. The record growth in open accounts was primarily driven by enhanced marketing and economic conditions that led consumers to recognize the value and convenience of the Bank's secured credit card product.
The efficiency ratio for the three months ended September 30, 2020 decreased to 65.11% compared to 71.75% for the three months ended September 30, 2019, resulting from increased revenue in addition to management's efforts to control expenses.
Noninterest expense was $28.1 million for the three months ended September 30, 2020, as compared to $18.2 million for the three months ended September 30, 2019, an increase of $9.9 million, or 54.3 percent. The increase was primarily driven by a $3.4 million, or 36.5 percent, increase in salaries and benefits, a $3.7 million, or 88.0 percent increase in data processing, and an increase in operating expenses of $1.4 million, or 77.8 percent period over period. Included in salaries and benefits are commissions paid on mortgage originations, which increased from $1.9 million to $3.7 million, primarily due to an increase in the number of mortgage originations. In the three month period ended September 30, 2020, $431.1 million of mortgage loans were originated for sale compared to $197.8 million in the three months ended September 30, 2019. The Company's organic growth was supported by a 5.6 percent increase in employees to 244 at September 30, 2020, up from 231 at September 30, 2019. The increase was included the addition of 13 new employees in the revenue producing teams of the commercial banking and mortgage banking divisions. The increase of $3.7 million in data processing expenses is largely attributable to the higher volume of open credit cards, and increased mortgage loan processing volumes during the third quarter. Additionally, operating expenses increased $1.4 million due to increases in marketing and advertising, credit expenses, professional fees and FDIC insurance.

Operating Results - Nine Months Ended September 30, 2020 compared to Nine Months Ended September 30, 2019
For the nine months ended September 30, 2020, net interest income increased $8.9 million, or 18.0 percent, to $58.4 million from the same period in 2019, primarily due to a $413 million, or 35.6 percent, increase in average interest-earning assets. As a result of the declining interest rate environment, which began in the third quarter of 2019, and the rapid increase in SBA PPP loans, net interest margin decreased 74 basis points to 4.96% for the nine months ended September 30, 2020 from the same period in 2019. Net interest margin, excluding credit cards and SBA PPP loans, was 3.92% for the nine months ended September 30, 2020 compared to 4.35% for the same period in 2019. For the nine months ended September 30, 2020, average interest earning assets increased $413 million, or 35.6 percent, to $1.6 billion as compared to the same period in 2019, and the average yield on interest earning assets decreased 118 basis points. Period over period, average interest-bearing liabilities increased $213.8 million, or 27.2 percent, while the average cost decreased 55 basis points to 1.41 percent from 1.96 percent.
For the nine months ended September 30, 2020, the provision for loan losses was $9.2 million, an increase of $7.3 million, or 392.7 percent, primarily due the impacts of COVID-19. Net charge-offs for the nine months ended September 30, 2020 were $494 thousand, or 0.07% of average loans, annualized, compared to $192 thousand, or 0.04% of average loans, annualized, for the same period in 2019.
For the nine months ended September 30, 2020, noninterest income was $41.6 million, an increase of $24.4 million, or 141.5 percent, from the same period in 2019. The increase was primarily driven by significant growth in mortgage banking revenues, which were up $17.5 million, and credit card fees, which increased by $5.2 million.
For the nine months ended September 30, 2020, the Bank originated 320 thousand new OpenSky® secured credit card accounts, increasing the total number of open accounts to 529 thousand. This compares to 72 thousand new originations for the same period last year, which increased total open accounts to 222 thousand. The record growth in open accounts was primarily driven by enhanced marketing and economic conditions that led consumers to recognize the value and convenience of the Bank's secured credit card product.
The efficiency ratio for the nine months ended September 30, 2020 decreased to 68.7% compared to 73.1% for the nine months ended September 30, 2019, primarily resulting from increased revenue in addition to management's efforts to control expenses.
Noninterest expense was $68.7 million for the nine months ended September 30, 2020, as compared to $48.8 million for the nine months ended September 30, 2019, an increase of $19.9 million, or 40.8 percent. The increase was primarily driven by an $8.2 million, or 34.1 percent, increase in salaries and benefits, a $6.4 million, or 57.4 percent increase in data processing, an increase in loan processing of $1.2 million and a $2.3 million, or 43.6 percent increase in other operating expenses period over period. Included in salaries and benefits are commissions paid on mortgage originations, which increased from $4.0 million to $7.5 million primarily due to an increase in the number of mortgage originations. In the nine months ended September 30, 2020, $920.2 million of mortgage loans were originated for sale compared to $208.5 million in the nine months ended September 30, 2019. The increase of $6.4 million in data processing expenses was due to the higher volume of open credit cards and and increased mortgage loan processing volumes during the year. Additionally, operating expenses increased $2.3 million due to increases in marketing and advertising, credit expenses, professional fees and FDIC insurance.
During the nine months ended September 30, 2020, results of operations were impacted by the COVID-19 pandemic and include the deferral of $6.5 million of loan origination fees, net of costs, and the amortization of net fees of $1.1 million. There were no significant COVID-19 related noninterest expenses recorded during the nine months ended September 30, 2020.

Financial Condition
Total assets at September 30, 2020 were $1.88 billion, an increase of 43.3 percent as compared to $1.31 billion at September 30, 2019. Loans, excluding mortgage loans held for sale and PPP loans, totaled $1.24 billion as of September 30, 2020, an increase of 9.1 percent as compared to $1.14 billion at September 30, 2019.
Deposits at September 30, 2020 were $1.66 billion, an increase of 49.4 percent as compared to $1.11 billion at September 30, 2019. Noninterest bearing deposits increased by $303 million. These deposits include fiduciary accounts of title companies and property management accounts, as well as SBA PPP loans and the secured card deposits highlighted above. Interest bearing accounts increased by $246.9 million, mainly driven by a 46.7% increase in fiduciary accounts.
Due primarily to the deterioration in the macro-economic environment as a result of the impact of COVID-19, the Company recorded a provision for loan losses of $9.2 million during the nine months ended September 30, 2020, which increased our allowance for loan losses to $22.0 million, or 1.49% of total loans (1.77%, excluding SBA PPP loans, on a non-GAAP basis) at September 30, 2020. This level of reserve provides approximately 192 percent coverage of nonperforming loans at September 30, 2020, compared to a reserve of $12.8 million, or 1.12 percent, of total loans, and approximately 196% coverage of nonperforming loans at September 30, 2019. Nonperforming assets were $14.8 million, or 0.79% of total assets, as of September 30, 2020, up from $6.7 million, or 0.51% of total assets, at September 30, 2019. Of the $14.8 million in total nonperforming assets as of September 30, 2020, nonperforming loans represented $11.5 million and OREO totaled $3.3 million. The increase is primarily due to two construction loans totaling $4.7 million. Included in nonperforming loans at September 30, 2020 are troubled debt restructurings of $446 thousand.
Stockholders’ equity increased to $149.4 million as of September 30, 2020, compared to $127.8 million at September 30, 2019. This increase was primarily attributable to earnings and net proceeds from the exercise of stock options. Shares repurchased and retired in 2020 as part of the Company's stock repurchase program totaled 254,834 shares at a weighted average price of $10.84, for a total cost of $2.8 million including commissions. As of September 30, 2020, the Bank's capital ratios continue to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Interest income
Loans, including fees	$24,836	$21,900	$67,520	$59,548
Investment securities available for sale	273	215	929	707
Federal funds sold and other	80	239	484	706
Total interest income	25,189	22,354	68,933	60,961

Interest expense
Deposits	2,634	3,449	9,201	9,887
Borrowed funds	516	721	1,382	1,615
Total interest expense	3,150	4,170	10,583	11,502

Net interest income	22,039	18,184	58,350	49,459
Provision for loan losses	3,500	1,071	9,209	1,869
Net interest income after provision for loan losses	18,539	17,113	49,141	47,590

Noninterest income
Service charges on deposits	119	146	378	382
Credit card fees	5,773	2,059	10,694	5,521
Mortgage banking revenue	14,359	4,900	28,496	10,991
Gain on sale of investment securities available for sale	—	—	—	26
Other fees and charges	895	116	2,058	320
Total noninterest income	21,146	7,221	41,626	17,240

Noninterest expenses
Salaries and employee benefits	12,609	9,238	32,362	24,136
Occupancy and equipment	1,328	1,111	3,658	3,307
Professional fees	1,307	724	2,971	1,952
Data processing	7,880	4,192	17,664	11,222
Advertising	633	584	1,875	1,557
Loan processing	1,264	634	2,451	1,279
Other real estate expenses, net	9	7	137	57
Other operating	3,089	1,737	7,548	5,258
Total noninterest expenses	28,119	18,228	68,665	48,768
Income before income taxes	11,566	6,106	22,102	16,062
Income tax expense	3,128	1,625	5,968	4,239
Net income	$8,438	$4,481	$16,134	$11,823

Consolidated Balance Sheets
(in thousands except share data)	(unaudited) September 30, 2020	December 31, 2019
Assets
Cash and due from banks	$20,138	$10,530
Interest bearing deposits at other financial institutions	179,789	102,447
Federal funds sold	5,590	1,847
Total cash and cash equivalents	205,517	114,824
Investment securities available for sale	53,992	60,828
Restricted investments	3,958	3,966
Loans held for sale	137,717	71,030
U.S. Small Business Administration Payroll Protection Program ("SBA-PPP") loans receivable, net of fees	233,349	—
Portfolio loans receivable, net of deferred fees and costs and net of allowance for loan losses of $22,016 and $13,301	1,222,597	1,157,820
Premises and equipment, net	5,021	6,092
Accrued interest receivable	7,678	4,770
Deferred income taxes, net	3,589	4,263
Other real estate owned	3,326	2,384
Other assets	2,285	2,518
Total assets	$1,879,029	$1,428,495

Liabilities
Deposits
Noninterest bearing	$596,239	$291,777
Interest bearing	1,065,972	933,644
Total deposits	1,662,211	1,225,421
Federal Home Loan Bank advances	22,222	32,222
Other borrowed funds	17,516	15,423
Accrued interest payable	1,523	1,801
Other liabilities	26,179	20,297
Total liabilities	1,729,652	1,295,164

Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value; 49,000,000 shares authorized; 13,682,198 and 13,894,842 issued and outstanding	137	139
Additional paid-in capital	49,866	51,561
Retained earnings	97,580	81,618
Accumulated other comprehensive income	1,794	13
Total stockholders' equity	149,377	133,331
Total liabilities and stockholders' equity	$1,879,029	$1,428,495

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended September 30,
	2020			2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$119,279	$29	0.10%	$35,723	$164	1.83%
Federal funds sold	3,980	—	0.01	1,325	7	2.12
Investment securities available for sale	54,989	273	1.97	38,389	215	2.22
Restricted stock	4,007	51	5.04	5,629	68	4.77
Loans held for sale	112,890	856	3.02	56,301	896	6.31
Loans receivable under SBA Payroll Protection Program	235,160	1,470	2.49	—	—	0.00
Portfolio loans receivable(2)	1,218,589	22,510	7.35	1,099,191	21,004	7.58
Total interest earning assets	1,748,894	25,189	5.73	1,236,558	22,354	7.17
Noninterest earning assets	22,768			15,908
Total assets	$1,771,662			$1,252,466

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$218,415	156	0.28	$116,820	191	0.65
Savings	5,126	1	0.05	3,913	3	0.35
Money market accounts	532,973	1,186	0.89	339,751	1,484	1.73
Time deposits	267,970	1,291	1.92	286,605	1,771	2.45
Borrowed funds	41,069	516	5.00	89,746	721	3.19
Total interest bearing liabilities	1,065,553	3,150	1.18	836,835	4,170	1.98
Noninterest bearing liabilities:
Noninterest bearing liabilities	22,702			17,163
Noninterest bearing deposits	539,220			271,851
Stockholders’ equity	144,187			126,617
Total liabilities and stockholders’ equity	$1,771,662			$1,252,466

Net interest spread			4.55%			5.19%
Net interest income		$22,039			$18,184
Net interest margin(3)			5.01%			5.83%
_______________

(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	For the three months ended September 30, 2020 and 2019, SBA-PPP loans and credit card loans collectively accounted for 117 and 146 basis points of the reported net interest margin, respectively.

	Nine Months Ended September 30,
	2020			2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$98,661	$306	0.41%	$35,164	$518	1.97%
Federal funds sold	2,319	4	0.22	1,685	28	2.23
Investment securities available for sale	58,071	929	2.14	42,281	707	2.24
Restricted stock	4,025	174	5.78	4,276	160	4.99
Loans held for sale	77,878	1,909	3.27	35,229	1,928	7.32
Loans receivable under SBA Payroll Protection Program	134,130	2,482	2.47	—	—	—
Portfolio loans receivable(2)	1,197,719	63,129	7.04	1,041,364	57,620	7.40
Total interest earning assets	1,572,803	68,933	5.85	1,159,999	60,961	7.03
Noninterest earning assets	21,779			15,115
Total assets	$1,594,582			$1,175,114

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$181,597	555	0.41	$97,325	387	0.53
Savings	4,686	4	0.13	3,613	9	0.35
Money market accounts	484,412	4,153	1.15	330,086	4,203	1.70
Time deposits	284,844	4,489	2.11	294,693	5,288	2.40
Borrowed funds	43,823	1,382	4.21	59,816	1,615	3.61
Total interest bearing liabilities	999,362	10,583	1.41	785,533	11,502	1.96
Noninterest bearing liabilities:
Noninterest bearing liabilities	21,401			14,971
Noninterest bearing deposits	433,381			252,353
Stockholders’ equity	140,438			122,257
Total liabilities and stockholders’ equity	$1,594,582			$1,175,114

Net interest spread			4.44%			5.07%
Net interest income		$58,350			$49,459
Net interest margin(3)			4.96%			5.70%
_______________

(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	For the nine months ended September 30, 2020 and 2019, SBA-PPP loans and credit card loans collectively accounted for 104 and 135 basis points of the reported net interest margin, respectively.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Earnings:
Net income	$8,438	$4,761	$2,934	$5,073	$4,480
Earnings per common share, diluted	0.61	0.34	0.21	0.36	0.32
Net interest margin	5.01%	4.72%	5.16%	5.33%	5.83%
Net interest margin, excluding credit cards & SBA-PPP loans (1)	3.84%	3.96%	3.96%	4.02%	4.37%
Return on average assets(2)	1.89%	1.19%	0.84%	1.48%	1.42%
Return on average assets excluding impact of SBA-PPP loans (1)(2)	1.80%	1.04%	0.84%	1.48%	1.42%
Return on average equity(2)	23.28%	13.70%	8.59%	15.32%	14.04%
Efficiency ratio	65.17%	69.74%	73.53%	70.10%	71.75%
Balance Sheet:
Portfolio loans receivable (3)	$1,244,613	$1,211,477	$1,187,798	$1,171,121	$1,140,310
Deposits	1,662,211	1,608,726	1,302,913	1,225,421	1,112,444
Total assets	1,879,029	1,822,365	1,507,847	1,428,495	1,311,406
Asset Quality Ratios:
Nonperforming assets to total assets	0.79%	0.50%	0.61%	0.50%	0.51%
Nonperforming assets to total assets, excluding SBA-PPP loans (1)	0.90%	0.58%	0.61%	0.50%	0.51%
Nonperforming loans to total loans	0.78%	0.41%	0.49%	0.40%	0.57%
Nonperforming loans to portfolio loans (1)	0.92%	0.48%	0.49%	0.40%	0.57%
Net charge-offs to average portfolio loans (1)(2)	0.06%	0.05%	0.07%	0.10%	0.04%
Net charge-offs to average loans (1)(2)	0.06%	0.05%	0.07%	0.10%	0.04%
Allowance for loan losses to total loans	1.49%	1.30%	1.31%	1.14%	1.12%
Allowance for loan losses to portfolio loans	1.77%	1.54%	1.31%	1.14%	1.12%
Allowance for loan losses to non-performing loans	191.78%	318.25%	268.13%	281.80%	195.76%
Bank Capital Ratios:
Total risk based capital ratio	12.74%	12.35%	12.18%	11.98%	11.44%
Tier 1 risk based capital ratio	11.48%	11.10%	10.93%	10.73%	10.19%
Leverage ratio	7.44%	7.73%	8.61%	8.65%	8.60%
Common equity Tier 1 capital ratio	11.48%	11.10%	10.93%	10.73%	10.19%
Tangible common equity	7.09%	6.91%	8.03%	8.21%	8.21%
Holding Company Capital Ratios:
Total risk based capital ratio	15.35%	15.02%	13.63%	13.56%	13.47%
Tier 1 risk based capital ratio	12.93%	12.58%	12.38%	12.31%	12.21%
Leverage ratio	8.63%	8.85%	9.83%	9.96%	10.37%
Common equity Tier 1 capital ratio	12.75%	12.39%	12.19%	12.12%	12.02%
Tangible common equity	7.95%	7.80%	11.08%	10.71%	10.26%
Composition of Loans: (3)
Residential real estate	$422,698	$437,429	$430,870	$427,926	$443,961
Commercial real estate	372,972	364,071	360,601	348,091	339,448
Construction real estate	227,661	212,957	204,047	198,702	182,224
Commercial and industrial - Other	134,889	142,673	151,551	151,109	132,935
SBA-PPP loans	238,735	229,646	—	—	—
Credit card	84,964	54,732	41,881	46,412	44,058
Other	2,268	947	1,103	1,285	1,148
Composition of Deposits:
Noninterest bearing	$596,239	$563,995	$363,423	$291,777	$293,378
Interest bearing demand	247,150	268,150	175,924	174,166	186,422
Savings	4,941	5,087	4,290	3,675	3,994
Money Markets	472,447	507,432	473,958	429,078	313,131
Time Deposits	341,435	264,062	285,318	326,725	315,519

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$431,060	$315,165	$180,421	$185,739	$197,754
Mortgage loans sold	410,312	272,151	177,496	183,691	171,880
Gain on sale of loans	12,837	8,088	4,580	4,587	5,088
Purchase volume as a % of originations	33.76%	31.16%	32.79%	28.95%	44.02%
Gain on sale as a % of loans sold(4)	3.13%	2.97%	2.52%	2.44%	2.88%
OpenSky Credit Card Portfolio Metrics:
Active customer accounts	529,114	400,530	244,024	223,379	221,913
Credit card loans	$84,964	$54,732	$41,881	$46,412	$44,058
Noninterest secured credit card deposits	176,708	131,854	84,689	78,223	77,689
_______________

(1)	Refer to Appendix for reconciliation of non-GAAP measures

(2)	Annualized.

(3)	Loans are reflected net of deferred fees and costs.

(4)	Gain on sale percentage is calculated as gain on sale of loans divided by the sum of gain on sale of loans and proceeds from loans held for sale, net of gains.

Appendix
Reconciliation of Non-GAAP Measures

Reconciliation of Non-GAAP Measures

Return on Average Assets, as Adjusted

Dollars in Thousands	Year Ended	Quarter Ended	Year to Date
	December 31, 2019	September 30, 2020	September 30, 2020

Net Income	$16,895	$8,438	$16,134
Less: SBA-PPP loan income	—	(1,470)	(2,482)
Net Income, as Adjusted	$16,895	$6,968	$13,653
Average Total Assets	$1,219,909	$1,533,591	$1,594,582
Less: Average SBA-PPP Loans	—	(238,071)	(135,894)
Average Total Assets, as Adjusted	$1,219,909	$1,533,591	$1,458,687
Return on Average Assets, as Adjusted	1.38%	1.80%	1.25%

Net Interest Margin, as Adjusted

Dollars in Thousands	Year Ended	Quarter Ended	Year to Date
	December 31, 2019	September 30, 2020	September 30, 2020

Net Interest Income	$67,509	$22,039	$58,350
Less Secured credit card loan income	—	(6,632)	(15,225)
Less SBA-PPP loan income	—	(1,470)	(2,482)
Net Interest Income, as Adjusted	$67,509	$13,937	$40,644
Average Interest Earning Assets	1,204,863	1,748,894	1,572,803
Less Average secured credit card loans	—	(68,585)	(51,289)
Less Average SBA-PPP loans	—	(235,160)	(134,130)
Total Average Interest Earning Assets, as Adjusted	$1,204,863	$1,445,148	$1,387,384
Net Interest Margin, as Adjusted	5.60%	3.84%	3.91%

Tangible Book Value per Share

Dollars in Thousands
	December 31, 2019	September 30, 2020

Total Stockholders' Equity	$133,331	$149,377
Tangible Common Equity	$133,331	$149,377
Period End Shares Outstanding	13,894,842	13,682,198
Tangible Book Value per Share	$9.60	$10.92

Appendix
Reconciliation of Non-GAAP Measures

Reconciliation of Non-GAAP Measures

Allowance for Loan Losses to Total Portfolio Loans
Dollars in Thousands	Year Ended	Quarter Ended
	December 31, 2019	September 30, 2020

Allowance for Loan Losses	$13,301	$22,016
Total Loans	1,171,121	1,477,962
Less: SBA-PPP loans	—	(233,349)
Total Portfolio Loans	$1,171,121	$1,244,613
Allowance for Loan Losses to Total Portfolio Loans	1.14%	1.77%

Nonperforming Assets to Total Assets, net SBA-PPP Loans
Dollars in Thousands	Year Ended	Quarter Ended
	December 31, 2019	September 30, 2020

Total Nonperforming Assets	$7,104	$14,806
Total Assets	1,428,495	1,879,029
Less: SBA-PPP loans	—	(233,349)
Total Assets, net SBA-PPP Loans	$1,428,495	$1,645,680
Nonperforming Assets to Total Assets, net SBA-PPP Loans	0.50%	0.90%

Nonperforming Loans to Total Portfolio Loans
Dollars in Thousands	Year Ended	Quarter Ended
	December 31, 2019	September 30, 2020

Total Nonperforming Loans	$4,720	$11,480
Total Loans	1,171,121	1,477,962
Less: SBA-PPP loans	—	(233,349)
Total Portfolio Loans	$1,171,121	$1,244,613
Nonperforming Loans to Total Portfolio Loans	0.40%	0.92%

Net Charge-offs to Average Portfolio Loans
Dollars in Thousands	Year Ended	Quarter Ended
	December 31, 2019	September 30, 2020

Total Net Charge-offs	$798	$(163)
Total Average Loans	1,064,421	1,453,749
Less: Average SBA-PPP loans	—	(235,160)
Total Average Loans, Excluding SBA-PPP Loans	$1,064,421	$1,218,589
Net Charge-offs (YTD annualized) to Average Portfolio Loans	0.08%	0.06%

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the fifth largest bank headquartered in Maryland at September 30, 2020. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.9 billion at September 30, 2020 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As a result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen as planned, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com